EXHIBIT 21

                                  Q-MED, INC.,
                             A DELAWARE CORPORATION

                            SCHEDULE OF SUBSIDIARIES

Heart Map, Inc., a Delaware corporation, 100% owned.

Interactive Heart Management Corp., a Delaware corporation, 100% owned.